UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2014

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702) 263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definite Agreement

On July 28, 2014, Lenape II Solar, LLC (“Buyer”) a  Nevada limited liability company and wholly-owned subsidiary of Xnergy (n/k/a Blue Earth Solar Inc.) itself a wholly-owned subsidiary of Blue Earth, Inc. (the “Company”) entered into an Asset Purchase  Agreement (the “APA”) to purchase from New Generation Power LLC and NGP Lenape Solar II, LLC (collectively the “Seller”) a grid-connected photovoltaic power plant known as Lenape II (the “Solar Facility”) in Indianapolis, Indiana. The purchase price consists of $1million cash.  The closing is conditioned upon, among other normal closing conditions: (i) a new power purchase agreement (PPA) from Indianapolis Power and Light Company (IPL) to purchase the energy output of the Solar Facility together with a guarantee from IPL they will honor the PPA beyond December 31, 2014; and (ii) a bankable 20-year lease from the owner of the property on which the solar facility will be placed.

Pursuant to the terms of the Addendum Agreement to the APA dated July 28, 2014, Buyer may agree to sell the solar facility to Sun Edison. The Sun Edison purchase price is in addition to the aggregate consideration to be paid under the APA and shall consist of: (i) the first $12.6million to be paid directly to Buyer (regardless of actual EPC costs) and (ii) if greater than $12.6 million, Buyer and Seller shall split the difference only.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Item 10.1	Asset Purchase Agreement dated July 28, 2014 by and among Lenape II Solar LLC (“Buyer”) and New Generation Power, LLC and NGP Lenape Solar II, LLC (jointly and severally “Seller”)

Item 10.2	Addendum Agreement to the Asset Purchase Agreement dated July 28, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2014	Blue Earth, Inc.

By: /s/ Johnny R. Thomas
Name: Johnny R. Thomas Title: CEO

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